Exhibit 99.1

PART II

Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes appearing elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties, including those set forth under "Cautionary Statement About Forward-Looking Statements." Actual results and the timing of events could differ materially from those discussed and other expectations expressed in our forward-looking statements as a result of many factors, including but not limited to those discussed in this Item and in Item 1A - "Risk Factors.". Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this 2024 Annual Report on Form 10-K.

Overview

We are a development stage medical device development company focused on advancing innovative technologies for sensing and treating disorders relating to the nervous system. Our first-in-class technology platform includes a catheter-based microchip-enabled sensing array that can detect and differentiate neural signals with a high degree of sensitivity as demonstrated in animal studies. We calculate sensitivity in units of minimum signal detection voltage in micro volts (uV) time area of the electrode (square millimeters). It is a combined measure that is related to the signal resolving power and spatial resolution of the system. For the BSC Orion, the nearest device on the market, the metrics are 10uV for signal detection levels, and roughly 0.4mm by 0.5mm for the electrode dimensions. For the Autonomix device, the metrics are <1uV for signal detection levels and roughly 0.02mm by 0.03mm for the electrode dimensions. The differences in these metrics result in a calculation of 3,000 times greater sensitivity for the Autonomix device. We believe, if we can recreate these results in clinical trials, this will enable a method of transvascular targeting, treating, and confirming treatment of diseases involving the nervous system throughout the body that is not currently available and may be capable of filling a wide range of unmet medical needs.

We are initially developing our technology for patients with pancreatic cancer, a condition that can cause debilitating pain and need a more effective solution. However, we believe our technology constitutes a platform with the potential to address dozens of indications in a range of areas including chronic pain management from all causes, hypertension, cardiovascular disease and a wide range of other nerve-related disorders.

Our development efforts can be divided into to two sub parts: sensing and treatment, where sensing is focused on identifying neuronal activity that may be associated with a disorder with enough precision to enable targeted therapy with ablation. While the treatment may vary depending on the disorder, in our initial indications this will involve energy-based ablation (deliberate tissue damage, also referred to as denervation) intended to stop unwanted neuronal activity.

Our sensing catheter has already been developed sufficiently to demonstrate in animal models successful identification of a signal from a specific nerve before ablation and confirmation of termination of the signal from the treated nerve after ablation. We are now in the process of improving the assembly of this catheter to meet the standards required for human use and developing an RF ablation catheter designed specifically for treatment in the vessels of the pancreatic region. In parallel with this effort, we are currently conducting a first-in-human demonstration of transvascular ablation (without the use of our sensing technology) to relieve pain associated with pancreatic cancer. Once these two efforts are completed, we plan to bring sensing and treatment together in a pivotal clinical trial to enable the regulatory clearance and commercial launch of our technology. As stated above, we are a development stage company and there is no guarantee that the results of any trials will produce positive results or that the results will support our claims.

Recent Developments

On November 1, 2024, we received notice from the Depository Trust and Clearing Corporation ("DTCC") on behalf of the brokerage firms that hold the shares of our common stock held in “street name”, that in connection with the foregoing rounding of shares we would need to issue 271,846 shares of common stock. Prior to our required announcement regarding the Reverse Stock Split on October 22, 2024, we estimate there were approximately 4,800 shareholders of record. We do not believe the number of shares being requested is correct based on the historical number of shareholders of our common stock and are aware of similar occurrences in recent months for other companies completing a Reverse Stock Split. As such, we have begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, we do not intend to issue any shares in connection with the fractional shares being requested.

We held our annual meeting of stockholders (the "Annual Meeting") on October 17, 2024, in that Annual Meeting, among other items, our stockholders approved an amendment to our amended and restated certificate of incorporation (the "Amendment”) to effect the reverse stock split at a ratio in the range of 1-for-2 to 1-for-50, with such ratio to be determined in the discretion of our board of directors and with such reverse stock split to be effected at such time and date, if at all, as determined by our board of directors in its sole discretion prior to the one-year anniversary of the Annual Meeting.

Pursuant to such authority granted by our stockholders, our board of directors approved a one-for-twenty (1:20) reverse stock split (the "Reverse Stock Split”) of our common stock and the filing of the Amendment to effectuate the Reverse Stock Split. The Amendment was filed with the Secretary of State of the State of Delaware and the Reverse Stock Split became effective in accordance with the terms of the Amendment at 11:59 p.m. Eastern Time on October 24, 2024 (the "Effective Time”), and our common stock opened for trading on The Nasdaq Capital Market on October 25, 2024 on a post-split basis, under the existing ticker symbol "AMIX” but with a new CUSIP number 05330T205. The Amendment provides that, at the Effective Time, every twenty shares of our issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock, without any change in par value per share, which will remain $0.001.

On January 26, 2024, we consummated our IPO. In the IPO, we sold a total of 111,962 shares of common stock at a purchase price of $100.00 per share for gross proceeds of $11.2 million and net proceeds of $9.8 million. On May 13, 2024, we cancelled 53 shares represented in the IPO for payment disputes. In connection with the closing of the IPO, a portion of our convertible notes were converted into 16,750 shares of our common stock. Upon the closing of the IPO, certain notes were to be automatically converted according to their terms into our common stock to the extent and provided that certain holders of these notes are not permitted to convert such notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. Due to this 4.99% limitation, principal representing $1.3 million, or 33,250 shares, of these notes remains outstanding.

On January 26, 2024, as part of our IPO, we issued a warrant to purchase 2,989 shares pursuant to the agreement with the selling agent in our IPO. These warrants equaled approximately 2.675% of the 111,962 shares sold in our IPO.

On January 29, 2024, we issued a warrant to purchase 80,000 shares (the “Warrant”) pursuant to the Termination Agreement noted in Note 6 – Related Party Transactions. The shares underlying the Warrant are subject to a lockup agreement for a period of six months after the closing of the IPO with respect to 12.5% of the shares issued and twelve months after the closing of the IPO for the remainder of the shares. In connection with the Termination Agreement, the Company agreed to register the resale of the shares of common stock underlying the Warrant.

Results of Operations for the Year Ended March 31, 2024 Compared to the Year Ended March 31, 2023

Below is a summary of the results of operations (in thousands):

	Year Ended March 31,
			Change	Change
	2024	2023	( $ )	( % )
Operating expenses:
General and administrative	$5,249	$1,245	$4,004	322%
Research and development	2,225	745	1,480	199%
Warrant expense - termination agreement	4,556	—	4,556	—
Total operating expenses	$12,030	$1,990	$10,040	505%

General and Administrative (G&A). G&A expenses increased by $4.0 million compared to the same period in 2023, primarily due to increases in advertising of $1.7 million related to our IPO, officer and employee compensation and benefits of $0.7 million, stock-based compensation of $0.6 million, professional fees of $0.6 million, legal fees of $0.2 million, insurance expense of $0.1 million and travel expense of $0.1 million.

Research and Development (R&D). R&D expenses increased by $1.5 million compared to the same period in 2023, primarily due to clinical trial execution and product development cost. We expect to incur increased research and development costs in the future as we continue our clinical trial and product development efforts.

Warrant expense – termination agreement

We had warrant expense of $4.6 million related to a license termination agreement. See Note 2 - Warrant Liability and Fair Value of Financial Instruments to the financial statements for additional information. Warrant Expense – termination agreement was $0 during the same period in 2023 as there was no comparable instrument.

Warrant liability mark-to-market

We had expense for mark-to-market adjustments of warrants of $3.4 million. Warrant Liability - mark-to market adjustment was $0 during the same period in 2023 as there was no comparable instrument.

Interest expense

We had interest expense of less than $0.1 million, related to the amortization of debt discounts. Interest expense was $0 during the same period in 2023 as there was no comparable instrument.

Interest income

We had interest income of $0.1 million. Interest income for the same period in 2023 was $0.

Liquidity and Capital Resources

On March 31, 2024, we had cash and working capital of $8.6 million. We have historically funded our operations from proceeds from debt and equity sales. In June 2023, we completed a financing with several accredited investors for the sale of 71,001 shares of common stock with gross proceeds of $2.8 million. Additionally, the Company received proceeds of $2.0 million in unsecured, non-interest bearing convertible promissory notes (the “Notes”) and accompanying warrants (the “Bridge Financing Warrants”) (collectively, the “Bridge Offering”) that will mature on December 31, 2025. On January 26, 2024, we completed our IPO of common stock. In the IPO, we sold a total of 111,962 shares of common stock at a purchase price of $100.00 per share for gross proceeds of $11.2 million and net proceeds of $9.8 million. On May 13, 2024, we cancelled 53 shares represented in the IPO for payment disputes. We estimate our current cash resources are sufficient to fund our operations into but not beyond the first calendar quarter of 2025.

Our plan of operations is primarily focused on developing our product candidate, with the product candidate in the proof-of-concept stage at this time. We are initially focusing on the treatment of pain associated with pancreatic cancer and we have designed our commercialization efforts around this as our first proposed indication for use.

We will need to raise additional capital to meet our obligations and execute our business plan. We estimate that we will require additional financing of approximately $40 million to fund our operations through clinical phase. The timing and costs of clinical trials are difficult to predict and trial plans may change in response to evolving circumstances and as such the foregoing estimates may prove to be inaccurate. If we are unable to raise sufficient funds, we will be required to develop and implement an alternative plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. The Company recognizes it will need to raise additional capital to continue to execute its business plan, including obtaining regulatory clearance for its products currently under development and commercializing and generating revenues from products under development. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company. A failure to raise sufficient capital, generate sufficient product revenues, control expenditures and regulatory matters, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. If the Company is unable to raise sufficient additional funds, it will have to scale back its operations.

Summary of Cash Flows for the Years Ended March 31, 2024 and 2023

Cash used in operating activities

Net cash used in operating activities was $6.6 million during the year ended March 31, 2024, consisting of a net loss of $15.4 million and a change in operating assets and liabilities of $0.1 million. The change in operating assets and liabilities included sources of cash from an increase in accounts payable of $0.3 million and accrued expenses of $0.3 million offset by a use of cash for other current assets of $0.5 million. The increases in accounts payable and accrued expenses were driven primarily by increased research and development costs for the development of our medical devices, general and administrative costs consisting of professional fees, officer compensation and legal expenses. The increase in other current assets was driven primarily by prepaid insurance costs. Non-cash items consisted of $4.6 million for warrant expense – termination agreement, $3.4 million for warrant liability – mark-to-market adjustment, stock-based compensation of $0.6 million and depreciation and amortization of $0.1 million.

Net cash used in operating activities was $1.9 million during the year ended March 31, 2023, consisting of a net loss of $2.0 million and an increase in operating assets and liabilities of $0.1 million, which primarily consisted of an increase in accounts payable.

Cash used in investing activities

Net cash used in investing activities was $19 thousand for the year ended March 31, 2024, related to the purchase of computer hardware and software.

Net cash used in investing activities was $0 for the year ended March 31, 2023.

Cash provided by financing activities

Net cash provided by financing activities was $14.4 million for the year ended March 31, 2024 consisting of $10.9 million of gross proceeds from the sale of common stock related to our IPO, $2.8 million from the sale of common stock and $2.0 million of cash proceeds from convertible notes. We also paid $1.3 million in issuance costs related to our IPO.

Net cash provided by financing activities was $0.7 million for the year ended March 31, 2023, comprised of $0.7 million from the sale of common stock.

Contractual Obligations and Commitments

None.

Employment Arrangements

We have agreements with key employees to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In addition, we have adopted a severance policy for certain key members of executive management to provide certain benefits, including salary and other wage-related benefits, in the event of termination without cause. In total, these benefits would amount to $0.8 million using the rate of compensation in effect at March 31, 2024.

Off-balance Sheet Arrangements

As March 31, 2024 and March 31, 2023, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

The financial statements in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. We consider critical accounting policies to be those that require more significant judgments and estimates in the preparation of our financial statements, including the following: research and development expenses, warrants, and stock-based compensation. Management relies on historical experience and other assumptions believed to be reasonable in making its judgments and estimates. Actual results could differ materially from those estimates.

Management believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change.

Our accounting policies are more fully described under the heading “Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies” in Note 1 to our Financial Statements included in this prospectus.

We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Components of our Results of Operations and Financial Condition

Operating expenses

We classify our operating expenses into three categories: (i) research and development, (ii) general and administrative and (iii) warrant expense – termination agreement.

Research and development.

Research and development expenses consist primarily of:

•	costs incurred to conduct research, such as animal research;
•	costs related to the design and development of our technology, including fees paid to contract engineering firms and contract manufacturers;
•	salaries and expenses, including stock-based compensation, related to our employees primarily engaged in research and development activities;
•	fees paid to clinical consultants, clinical trial sites and vendors, including clinical research organizations, in preparation for clinical trials and our applications with the FDA;
•	costs to develop our intellectual property; and
•	costs related to compliance with regulatory requirements.

We expect our research and development expenses to increase in the future as we advance our product into and through clinical trials, pursue additional regulatory approvals of our product in the United States, and continue commercial development of our device(s). The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming. The probability of success for our technology may be affected by a variety of factors including: the quality of our product, early clinical data, investment in our clinical program, competition, manufacturing capability and commercial viability. We may not succeed in achieving all necessary regulatory approvals for our product candidates. As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development process or when and to what extent, if any, we will generate revenue from the commercialization and sale of our device.

General and administrative

General and administrative expenses consist of personnel related costs, which include salaries, as well as the costs of professional services, such as accounting and legal, facilities, information technology, stock-based compensation for general and administrative personnel, insurance, travel costs and other administrative expenses and costs to defend our patents. We expect our general and administrative expenses to increase due to the IPO, the anticipated growth of our business and related infrastructure, as well as accounting, insurance, investor relations and other costs associated with being a public company.

Advertising

It is our policy to expense advertising costs as incurred. Advertising expenses are included within general and administrative expenses within the statement of operations. For the years ended March 31, 2024 and 2023, the Company recorded $1.7 million and $0.1 million, respectively.

Stock-based compensation

Stock-based compensation transactions are recognized as compensation expense in the statements of operations based on their fair values on the date of the grant. The expense for equity awards expected to vest is recognized over the applicable vesting period of the stock award using either the straight-line method or the accelerated method, depending on the vesting structure, and is included in general and administrative. We estimate the fair value of options granted using the Black-Scholes option pricing model. This estimate uses assumptions regarding a number of inputs that require us to make significant estimates and judgments. The expected volatility assumption was based on industry peer information.

Accounting for Warrants

We issued warrants to purchase shares of common stock (i) in connection with the Bridge Offering, (ii) as part of selling agent compensation in 2024, and (iii) in connection with the Exclusive License Termination Agreement (the “Termination Agreement”). We accounted for such warrants in accordance with Accounting Standards Codification (“ASC”) Topic 480-10, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity. Based on this guidance, we determined that warrants issued in connection with the Termination Agreement should be accounted for as a liability and the remaining warrants issued meet the requirements for equity classification. Liability classified warrants are subject to remeasurement at each balance sheet date, while equity classified warrants are valued at inception only.

Bridge Financing Warrants

The fair value of the Bridge Financing Warrants is estimated using a Monte Carlo simulation model with probability-weighted expected return method ("PWERM") based on the probabilities of different potential outcomes for the Notes issued with the Bridge Financing Warrants. The outcomes considered included (i) qualified financing as part of our planned IPO at various points in time and (ii) repayment in cash at maturity. Any increase in the amount of time expected until a qualified financing event and/or a reduction in the likelihood of a qualified financing event occurring during the term of the Notes would likely increase the fair value of the warrant, while the inverse of each scenario would have the opposite effect. The significant judgments and assumptions to the Monte Carlo simulation include the Company’s stock price, volatility based on a selection of publicly held peer companies, discount rate, and a discount for lack of marketability.

Common Stock Fair Value – The fair value of our common stock price was determined through a back solve, solving for the stock price that results in the average total value of the Notes and the warrants being equal to the cash proceeds received in the transaction it was issued at across one million iterations of the simulation.

Historical Volatility – We determine the expected volatility by weighing the historical average volatilities of publicly traded industry peers. Our intention is to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our common stock becomes available. We will monitor our peer group for circumstances that may require a change to the composition or make-up of the entities and will identify if/when more suitable companies whose stock prices are publicly available would be utilized in the calculation.

Discount Rate - The rate is chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity securities Issued as Compensation, choosing the rate at the lower end of the range.

Credit Rating – Our credit rating impacts the identification and calculation of the discount rate.

Discount for lack of marketability – Subsequent to the IPO, any shares issued pursuant to an exercise of the Bridge Financing Warrants, would be subject to a six-month lock-up. Consistent with AICPA’s Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Finnerty model was used to estimate the discount for lack of marketability.

The fair value of the Notes and Bridge Financing Warrants is calculated such that they will combine to equal the cash purchase price of the Bridge Offering. Any changes in these assumptions will impact how the transaction price from the Bridge Offering is distributed between the Notes and the Bridge Financing Warrants.

Termination Agreement Warrants

The fair value of the Termination Agreement Warrants is estimated using a discounted cash flow model under various scenarios and used the probability-weighted expected return method (“PWERM”) comparing the probabilities of different outcomes. The outcomes considered included (i) qualified financing as part of our planned IPO at various points in time and (ii) possibility of default whereby the investor receives nothing. Any increase in the amount of time expected until a qualified financing event and/or a reduction in the likelihood of a qualified financing event occurring during the term of the warrant would decrease the fair value of the warrant, while the inverse of each scenario would have the opposite effect.

Additional significant assumptions and judgments used in preparing the discounted cash flow model include:

Discount Rate - The rate is chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation, choosing the rate at the lower end of the range.

Credit Rating – Our credit rating impacts the identification and calculation of the discount rate.

Any ongoing improvements in our credit rating would have the effect of driving down the discount rate used in the periodic re-measurement of the Termination Agreement warrants. Reductions in the Company’s discount rate would increase the fair value of the Termination Agreement warrants, while an increase in this factor will have an opposite effect.

Other Warrants

The fair value of equity-based warrants issued is estimated using the Black-Scholes option pricing model. The significant judgments and assumptions used in applying the Black-Scholes option pricing model include the underlying common stock at the measurement dates, the expected term, expected dividend yield and historical volatility of comparable companies’ stock.

Common Stock Fair Value – Prior to our IPO, we periodically sold shares of our common stock for cash in an arms-length transaction. We consider these transactions as indicative of the fair value of our common stock when applying the Black-Scholes option pricing model. Subsequent to our IPO, we base the value of our shares on observable share data.

Expected Term – The estimate of the expected term of awards was determined in accordance with the contractual term of the arrangement.

Expected Dividend Yield – We have not declared or paid any cash dividends and do not presently intend to pay any in the foreseeable future. We have no plans or expectations that this assumption will change in the foreseeable future.

Historical Volatility – We determine the expected volatility by weighing the historical average volatilities of publicly traded industry peers. Our intention is to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our common stock becomes available. We will monitor our peer group for circumstances that may require a change to the composition or make-up of the entities and will identify if/when more suitable companies whose stock prices are publicly available would be utilized in the calculation.

A decrease in volatility and expected term will decrease the estimated fair value of the warrant, while an increase in these factors will have an opposite effect.

Item 8. Financial Statements and Supplementary Data

AUTONOMIX MEDICAL, INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee

Autonomix Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Autonomix Medical, Inc. (the “Company”) as of March 31, 2024 and 2023, the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit since inception, has not generated revenue from operations, and does not expect to experience positive cash flows from operating activities in the near term. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2022.

Atlanta, Georgia

May 31, 2024, except for Note 6(a) and Note 8(a) as to which the date is November 12, 2024.

Autonomix Medical, Inc.

Balance Sheets

(in thousands, except par value and share data)	As of
	March 31,
	2024	2023

Assets
Current assets:
Cash	$8,608	$865
Other current assets	783	—
Total current assets	9,391	865
Long-term assets:
Fixed assets, net	16	—
Total long-term assets	16	—

Total Assets	$9,407	$865

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$492	$173
Accrued expenses	285	48
Total current liabilities	777	221
Long-term liabilities:
Long term debt - convertible notes, net of unamortized debt discount	1,002	—
Total long-term liabilities	1,002	—

Total Liabilities	$1,779	$221

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized as of March 31, 2024, no shares issued and outstanding, and 7,100,000 shares authorized as of March 31, 2023, no shares issued and outstanding	$—	$—
Common stock, $0.001 par value, 500,000,000 shares authorized as of March 31, 2024, 942,575 shares issued and outstanding, and 25,000,000 shares authorized as of March 31, 2023, 616,839 shares issued and outstanding	1	1
Additional paid-in capital	46,596	24,186
Accumulated deficit	(38,969)	(23,543)
Total Stockholders' Equity	7,628	644

Total Liabilities and Stockholders' Equity	$9,407	$865

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Operations

	For the Years Ended
	March 31,
(in thousands, except share and per share data)	2024	2023

Operating expenses:
General and administrative	$5,249	$1,245
Research and development	2,225	745
Warrant expense - termination agreement	4,556	—

Total operating expenses	12,030	1,990

Loss from operations	(12,030)	(1,990)

Other (expense) income:
Warrant liability - mark-to-market	(3,444)	—
Interest expense	(79)	—
Interest income	127	—

Total other expense	(3,396)	—

Loss before income taxes	(15,426)	(1,990)

Income taxes	—	—

Net loss	$(15,426)	$(1,990)

Loss per share - basic and diluted	$(21.09)	$(3.31)

Weighted average shares outstanding - basic and diluted	731,372	601,166

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Changes in Stockholders' Equity

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance March 31, 2022	—	$—	600	$1	$23,511	$(21,553)	$1,959

Net loss	—	—	—	—	—	(1,990)	(1,990)
Issuance of common stock	—	—	17	—	675	—	675

Balance March 31, 2023	—	—	617	1	24,186	(23,543)	644

Net loss	—	—	—	—	—	(15,426)	(15,426)
Stock-based compensation	—	—	—	—	618	—	618
Issuance of common stock	—	—	71	—	2,840	—	2,840
Issuance of common stock from IPO, net of costs	—	—	112	—	9,875	—	9,875
Issuance of common stock for extinguishment of convertible debt	—	—	17	—	500	—	500
Issuance of common stock - warrants exercised	—	—	125	—	—	—	—
Issuance of restricted common stock	—	—	1	—	—	—	—
Warrants issued for debt issuance costs	—	—	—	—	577	—	577
Fair value of warrants issued - termination agreement	—	—	—	—	8,000	—	8,000

Balance March 31, 2024	—	$—	943	$1	$46,596	$(38,969)	$7,628

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Cash Flows

	For the Years Ended March 31,
(in thousands)	2024	2023

Cash Flows from Operating Activities:
Net loss	$(15,426)	$(1,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	618	—
Depreciation and amortization expense	81	—
Warrant expense - termination agreement	4,556	—
Warrant liability - mark-to-market	3,444	—
Changes in operating assets - (increase)/decrease:
Other current assets	(478)	9
Changes in operating liabilities - increase:
Accounts payable	320	81
Accrued expenses	237	46
Net cash used in operating activities	(6,648)	(1,854)

Cash Flows from Investing Activities:
Purchase of property and equipment	(19)	—
Net cash used in investing activities	(19)	—

Cash Flows from Financing Activities (increase/decrease):
Issuance of common stock	2,840	675
Issuance of convertible debt	2,000	—
Issuance of common stock from IPO	10,866	—
IPO issuance costs	(1,296)	—
Net cash provided by financing activities	14,410	675

Net change in cash and cash equivalents	7,743	(1,179)

Cash and cash equivalents, at beginning of period	865	2,044

Cash and cash equivalents, at end of period	$8,608	$865

Supplemental cash flow disclosures:
Non-cash financing activities:
Warrants issued for debt issuance costs	$577	$—
Proceeds from cashless exercise of warrants	$2	$—
Fair value of warrants issued for issuance costs as part of IPO	$225	$—
Holdback of IPO proceeds	$305	$—
Convertible notes converted into common stock	$670	$—
Settlement/conversion to common shares for debt issuance costs	$(170)	$—

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Notes to the Financial Statements

Note 1 – Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of the Business

Autonomix Medical, Inc (“we,” “our,” the “Company”) is a medical device company organized as a Delaware corporation on June 10, 2014. The Company is a pre-revenue, clinical stage life sciences company focused on advancing innovative technologies for sensing and treating disorders relating to the peripheral nervous system.

Liquidity and Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is an early-stage company that is subject to all the risks associated with early-stage and emerging growth companies and has incurred losses since inception. For the years ended March 31, 2024 and 2023, the Company has net losses of approximately $15.4 million and $2.0 million, respectively and had net cash flows used in operating activities of $6.6 million and $1.9 million, respectively. The Company had no revenues for the years ended March 31, 2024 and 2023, respectively, accumulated deficit of $39.0 million and working capital of approximately $8.6 million as of March 31, 2024. The Company does not expect to generate positive cash flows from operating activities in the near future. These conditions, and the Company's ability to comply with such conditions, raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On January 26, 2024, the Company completed its initial public offering (“IPO”) of common stock. During the IPO, the Company sold a total of approximately 111,962 shares of common stock at a purchase price of $100.00 per share for gross proceeds of $11.2 million and net proceeds of $9.8 million. On May 13, 2024, the Company cancelled 53 shares represented in the IPO due to payment disputes. As part of the IPO closing, $0.3 million was retained by the Company’s marketing partner as a holdback to be paid 90 days after the IPO. This $0.3 million was recorded in other current assets on the Company's balance sheet. In connection with the closing of the IPO, a portion of the Company’s convertible notes were converted into 16,750 shares of the Company’s common stock. Upon the closing of the IPO, certain notes were to be automatically converted according to their terms into the Company’s common stock to the extent and provided that certain holders of these notes are not permitted to convert such notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. Due to this 4.99% limitation, principal representing $1.3 million, or 33,250 shares, of these convertible notes remained outstanding. The Company's existing cash resources, unexercised warrants and the cash received from the IPO are not expected to provide sufficient funds to carry out the Company's operations and clinical trials through the next twelve months.

The Company paid a cash commission of 7.0% to the selling agent on sales of the shares of common stock in the IPO. In addition, the Company has issued the selling agent warrants to purchase up to a total number of shares of common stock equal to 2.675% of the total number of shares sold in the IPO at an exercise price equal to 125% of the public offering price of the shares sold in the IPO. The selling agent warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the date that is six months after the commencement date of sales in the IPO and expiring on the fifth anniversary of the commencement date of sales in the IPO. The selling agent warrants will have a cashless exercise provision and will provide for registration rights with respect to the registration of the shares underlying the warrants.

The Company estimates its current cash resources, including the approximately $9.8 million of net proceeds from the IPO is sufficient to fund its operations into but not beyond the first calendar quarter of 2025. The Company recognizes it will need to raise additional capital to continue to execute its business plan, including obtaining regulatory clearance for its products currently under development and commercializing and generating revenues from products under development. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company. A failure to raise sufficient capital, generate sufficient product revenues, control expenditures and regulatory matters, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. If the Company is unable to raise sufficient additional funds, it will have to scale back its operations.

Basis of Presentation

The annual financial statements and disclosures have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates in Financial Statement Presentation

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company's significant estimates and assumptions include the valuation of equity related instruments, and initial and recurring fair value measurements for the warrant liability. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Some of these judgments can be subjective and complex, and, consequently, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Offering Costs

Offering costs consist of professional costs incurred through the balance sheet date that are direct and incremental related to the Company’s anticipated IPO. These costs, together with the selling agent fees, were reclassified to additional paid-in capital upon completion of the Company’s IPO on January 26, 2024. Costs associated with salaries and other period costs were expensed as incurred.

During the year ended March 31, 2024, the Company paid $1.3 million of offering costs related to its IPO.

Property and Equipment

Property and equipment are stated at historical cost and depreciated on a straight-line basis over their estimated useful lives, generally three years. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

Convertible Notes

The Company evaluates embedded redemption, conversion and other features within its debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the statement of operations.

The Company’s debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting. Costs associated with acquiring debt, including detachable warrants issued in connection with the financing, are capitalized as a debt discount. The debt discount is presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The costs are amortized over the estimated contractual life of the related debt instrument using the effective interest method and are included in interest expense in the statement of operations.

If the Company incurs costs associated with its convertible notes, in advance of the receipt of proceeds, the Company will record a deferred asset. Upon receipt of proceeds the Company will reclassify the deferred asset as a direct deduction from the carrying amount, as described above. In addition, since the instruments included a substantive conversion feature as of time of issuance, the issuance of equity securities were accounted for as a contractual conversion with no gain or loss recognized related to the equity securities issued to settle the instrument.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value and require significant judgment and estimation.

The carrying value of short-term instruments, including cash, accounts payable, accrued expenses and convertible notes included in long-term debt, approximate fair value due to the relatively short period to maturity for these instruments.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. See further discussion in the Notes below on this matter.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of March 31, 2024 and March 31, 2023 the Company determined a full valuation allowance was required to offset its deferred tax assets as a result of recurring operating losses.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates. As of March 31, 2024 and March 31, 2023 the Company had no uncertain tax positions.

Stock-based Compensation

Employee share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. For awards with a performance condition, compensation expense is recognized over the requisite service period if it is probable that the performance condition will be satisfied. For awards to non-employees, the Company recognizes compensation expense in the same manner as if the Company had paid cash for the goods or services. The Company estimates the fair value of options and equity classified warrants granted using an options pricing model. Expense is recognized within general and administrative and research and development expenses and forfeitures are recognized as they are incurred.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using a Black-Scholes pricing model or a Monte Carlo simulation.

The Company issued warrants to purchase shares of common stock (i) in connection with the Bridge Offering, (ii) as part of selling agent compensation in 2024, and (iii) in connection with the Exclusive License Termination Agreement (the “Termination Agreement”). Based on the guidance noted above, we determined that warrants issued in connection with the Termination Agreement should be accounted for as a liability and the remaining warrants issued meet the requirements for equity classification. Liability classified warrants are subject to remeasurement at each balance sheet date, while equity classified warrants are valued at inception only. As discussed in Note 2, the liability warrants subsequently met equity classification.

Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Generally, the Company’s outstanding warrants are non-participating securities as they are not entitled to non-forfeitable rights to dividends or dividend equivalents during the vesting term and have no obligation to fund losses. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting common shares are included in the denominator of the diluted calculation for the entire period being presented. However, the warrants described in Note 2 are participating securities as they receive a right to dividends, but they are not obligated to fund losses. In periods of loss, since no income is allocated to these securities, the Company's use of the treasury stock method derives the same result.

For the twelve months ended March 31, 2024 and 2023, dilutive securities that were not included in the calculations of the loss per common share because they would be anti-dilutive included the following:

	March 31,
	2024	2023

Equity based warrants to purchase common shares	287,231	328,501
Convertible Notes - common shares (1)	33,250	—
Convertible Notes - equity-based warrants to purchase common shares	25,003	—
Stock options granted under Company's incentive plan	100,180	—

Total potentially dilutive securities	445,664	328,501

(1)	Shares relating to the conversion of the convertible notes as of March 31, 2024

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising

It is our policy to expense advertising costs as incurred. Advertising expenses are included within general and administrative expenses within the statement of operations. For the years ended March 31, 2024 and 2023, the Company recorded $1.7 million and $0.1 million, respectively.

Fair Value of Common Stock

Prior to establishing a public market for the Company’s common stock, the estimated fair value of the Company’s common stock was determined by the Company’s Board of Directors (the "Board") as of the date of each option grant, with input from management, considering the Company’s most recently available third-party valuations of common stock, recent sales of common stock to third parties, and the Company’s board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

JOBS Act Accounting Election

The Company qualifies as an emerging growth company ("EGC"), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an early-stage company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segments

The Company currently operates in one reportable segment based on management’s view of its business for purposes of evaluating performance and making operating decisions. Based upon this business model, the Company’s Chief Executive Officer, whom the Company has determined to be its chief operating decision-maker, reviews financial information as one operating segment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The guidance is effective for the Company’s fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect the adoption of this standard to have any material impact on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which introduced a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (“CECL”). The new guidance applies to loans, accounts receivable, trade receivables, other financial assets measured at amortized cost, loan commitments and other off-balance sheet credit exposures. The new guidance also applies to debt securities and other financial assets measured at fair value through other comprehensive income. Estimated credit losses under CECL consider relevant information about past events, current conditions and reasonable and supporting forecasts that affect the collectability of financial assets. Given the non-revenue nature of the Company, the adoption of this standard did not result in an adoption adjustment or material impact.

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Correction of an Immaterial Error in the Prior Period Financial Statements

During the fourth quarter of 2024 (March 31, 2024), the Company determined that the prior year financial statements had an error caused by an immaterial classification error of certain research and development expense in accordance with ASC 730. As a result, certain prior year amounts have been revised for consistency with the current year presentation. The Company assessed the materiality of this change in presentation on prior period financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that these classification error corrections in its Statements of Operations are not material to any previously presented financial statements based upon overall considerations of both quantitative and qualitative factors. The corrections had no impact on the fiscal year 2023 Balance Sheet, Statements of Cash Flows, or Statement of Changes in Stockholders’ Equity. Further, the immaterial corrections did not result in a change in operating losses, net loss, or basic or diluted earnings per share in the Income Statement. Accordingly, the Company corrected the previously reported immaterial errors for the year ended March 31, 2023 in this Annual Report on Form 10-K.

A summary of immaterial corrections reflecting the prior period impact to the Company’s Statement of Operations, for the year ended March 31, 2023 is shown below (in thousands):

			As Revised
	March 31, 2023	Correction	March 31, 2023
General and administrative expense	$1,333	$(88)	$1,245
Research and development expense	657	88	745
Net Loss	$1,990	$-	$1,990

Note 2 – Warrant Liability and Fair Value of Financial Instruments

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. While the Company believes that its valuation methods are appropriate, the Company recognizes that the use of different methodologies or assumptions to determine the fair value could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values are the probability weighting of the different settlement outcomes used.

The Company did not have any assets or liabilities measured at fair value as of or during the 12-month period ending March 31, 2023. There were not any transfers into or out of Level 3 as of March 31, 2024 and March 31, 2023.

The following table summarizes the activity of the Level 3 fair value measurements (in thousands):

Warrant Liabilities

Balance as of March 31, 2023	$—
Additions	4,556
Change in fair value measurements - warrants mark-to-market	3,444
Settlement and reclassification to equity	(8,000)

Balance as of March 31, 2024	$—

The Company recognized the initial warrant expense as a component of operating expenses on the statement of operations under warrant expense – termination agreement for $4.6 million and the changes in the fair value under warrant liability – mark-to-market for $3.4 million. There were no changes to the valuation approaches or techniques used for Level 3 measurements.

Warrant Liabilities

As more fully detailed in Note 6 – Related Party Transactions, on July 7, 2023, the Company entered into an Exclusive License Termination Agreement (the “Termination Agreement”) with a licensee in exchange for the issuance, upon the closing of the Company’s IPO within one year of the agreement’s execution, of a warrant (the "Warrant") to purchase shares of the Company for a variable number of shares.

The fair value of the warrant liability has been estimated using a discounted cash flow model under various scenarios and used the probability-weighted expected return method (“PWERM”) comparing the probabilities of different outcomes. The outcomes considered included (i) the closing of a qualified financing as part of the Company’s IPO at various points in time and (ii) the possibility of default whereby the licensee receives nothing. Key assumptions for the model were as follows for the initial measurement:

Discount rate at issuance (1)	20.00%
Probability (2)	70% - 10% - 20%
Payment (3)	$0 - $8,000,000
Expected term (in years)	0.48 - 0.98

(1)

The initial discount rate was chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity securities issued as compensation. For the recurring fair value measurement, the Company updated the discount rate based upon yield curves estimated to be similar in credit quality to the Company;

(2)

Scenario probability as of issuance was based on timing expectations of management that a qualified offering occurring as of December 31, 2023 was estimated at 70%, respectively; a qualified offering occurring as of June 30, 2024 was estimated at 10%; and no qualified offering occurring was estimated at 20%;

(3)

The warrant has a $0.02 strike price, however, the strike price is low relative to the stock price, making the warrant value close to the value of a stock unit. The agreement has a fixed payment value of $8.0 million, see Note 6 – Related Party Transactions.

On January 29, 2024, the Company issued 80,000 warrant shares pursuant to the Termination Agreement.

The completion of the Company’s IPO fixed the number of warrant shares issuable and the Company re-classified the Warrant to additional-paid in capital as it met the requirements for equity classification. Upon reclassification, the Company valued the warrant at $8.0 million, which represented the fair value of the shares issued on that date.

Note 3 – Convertible Notes Payable

On September 9, 2023, the Company's Board authorized an offering up to $2.0 million in unsecured, non-interest bearing convertible promissory notes (the “Notes”) and accompanying warrants (the “Bridge Financing Warrants”) (collectively, the “Bridge Offering”) that will mature on December 31, 2025. The Notes provided that, on the closing date of the IPO, the outstanding principal would be automatically converted into common stock at the conversion price of $40.00. Each dollar in principal amount of Notes purchased were accompanied by a five-year Bridge Financing Warrant to purchase 0.0125 shares of Common stock with an exercise price of $20.00 per share. The Company records the Bridge Financing Warrants as a discount to the Notes.

The Bridge Financing Warrants can be exercised from the date of Notes issuance through the five-year anniversary of the issuance of the Notes. The shares issuable pursuant to the Notes and Bridge Financing Warrants have a 180-day lock-up after the Company’s IPO. Thereafter, the foregoing lock-up agreement will cease to apply to 25% of the purchased shares each month for a period of four months. The Note holders are not permitted to convert their Notes when the holders or any of their affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

As of March 31, 2024, the Company received proceeds of $2.0 million of Notes executed from the Bridge Offering. Upon the closing of the IPO, certain notes were to be automatically converted according to their terms into the Company’s common stock to the extent and provided that certain holders of these notes are not permitted to convert such notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. Due to this 4.99% limitation, principal representing $1.3 million, or 33,250 shares, of these notes remained outstanding. As discussed in Note 1, the remaining notes converted into common stock in accordance with their original terms on the IPO.

The Company’s effective interest rate for the Notes is 15.3% due to the amortization of the discount stemming from the issuance of the Bridge Financing Warrants.

The table below summarizes the Company’s outstanding convertible notes payable as of March 31, 2024 (in thousands).

	Principal Amount	Unamortized Debt Discount	Net Carrying Amount

Zero-coupon convertible notes payable due on December 31, 2025	$1,330	$328	$1,002

Warrants

The Company issued the Notes with detachable warrants for the purchase of shares of the Company’s common stock. The Company utilized a Monte Carlo simulation model to determine the fair value of each Bridge Offering Warrant. During the year ended March 31, 2024, the Company issued warrants valued at $0.6 million. The key inputs to the Monte Carlo simulation used to determine the fair value of each warrant include, the Company’s stock price fair value which was determined through a back solve calculation such that the stock price results in the average total value of the Notes and the Bridge Offering Warrants being equal to the cash proceeds received, volatility based on a selection of publicly held peer companies of 101.88%, expected term of 5 years, risk free rate of 4.40%, discount rate of 20.00% and a discount for lack of marketability of 15.77%.

During the year ended March 31, 2024, the Company recorded less than $0.1 million in interest expense related to the amortization of the debt discount.

The following table presents a summary of activity for the warrants issued in connection with the Company’s Notes:

	Warrants	Weighted- Average Exercise Price Per Share	Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding and exercisable, March 31, 2023	—	$—	—	$—
Granted	25,003	20.00	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding, March 31, 2024	25,003	$20.00	4.48	$1,010,000

Exercisable, March 31, 2024	25,003	$20.00	4.48	$1,010,000

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money warrants.

Note 4 – Equity

On November 29, 2023, the Company’s Board of Directors and applicable shareholders approved to amend and restate the Company’s certificate of incorporation and increased the authorized shares to 500,000,000 shares of common stock, with a par value of $.001 per share, and 10,000,000 shares of preferred stock, with a par value of $.001 per share. The specific rights of the preferred stock shall be determined by the Board of Directors.

Preferred Stock

As of March 31, 2024, the Company had no shares of preferred stock outstanding.

Restricted Stock

On February 15, 2024, the Company issued 1,750 restricted shares of common stock to the Company's marketing consultant at the closing price of $76.00 of the Company's common stock. The total value of these shares is $133,000. These shares vest monthly over a 12-month period beginning on the issue date.

	Year ended March 31,
	2024	2023
Recognized in general and administrative expense	$16,625	$—

Total	$16,625	$—

For the year ended March 31, 2024, there was $116,375 of unrecognized stock-based compensation expense related to unvested Restricted Stock, which is expected to be recognized over the period April 2024 through February 2025.

A summary of activity regarding Restricted Stock issued is as follows:

		Grant Date
	Number of Shares	Fair Value Per Share
Outstanding, March 31, 2023	—	$—

Granted	1,750	76.00
Vested	(146)	76.00
Unvested, March 31, 2024	1,604	$76.00

Common Stock

On April 6, 2023, the Board of Directors approved a private placement offering of up to 100,000 common shares at a price of $40.00 per share. During the year ended March 31, 2024, the Company sold 71,001 shares for cash proceeds of approximately $2,840,000. The Company did not incur any costs that were direct and incremental to the private placement.

On September 9, 2023, the Board approved a Bridge Offering. See Note 3 Convertible Notes Payable for additional detail as these notes are convertible into common stock.

Stock Plan and Stock Options

In June 2023, the Company adopted, and the Company’s shareholders approved, the Autonomix Medical, Inc. 2023 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors, and consultants, subject to certain individual threshold limitations. The Plan provides for up to 200,000 shares to be issued. Shares that are surrendered because of forfeiture, expiration, termination, or cancellation are available for re-issuance. As of March 31, 2024, the Plan has 99,820 shares remaining available to be issued.

In August 2023, the Plan was amended to allow for an automatic increase of the available shares for issuance, whereby on the 1st of each fiscal year, beginning on April 1, 2024 and ending on (and including) April 1, 2033 in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on the March 31st immediately preceding the applicable date. However, the Board may act prior to the automatic increase of a given year to provide that there will be no increase for such year, or that the increase for such year will be a lesser number of shares of Common Stock. The Board did not take any such action and on April 1, 2024, the increase took place.

The following table summarizes the stock option activity for the year ended March 31, 2024. There were no options outstanding during the year ended March 31, 2023.

	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding and exercisable, March 31, 2023	—	$—	—	$—
Granted	100,180	46.59	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding, March 31, 2024	100,180	$46.59	9.35	$1,680,672

Exercisable, March 31, 2024*	11,961	$40.00	8.96	$244,001

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money stock.

During the year ended March 31, 2024, the Company granted certain individuals options to purchase 100,180 shares of common stock with contractual terms ranging from three years to ten years, and vesting periods that included monthly over one year, quarterly over one year, monthly over four years, and annually over four years. The options had an aggregate grant date fair value of $3.7 million that was calculated using the Black-Scholes option pricing model. Variables used in the Black-Scholes option pricing model included the following: (1) fair value of common stock on the measurement date of $40.00 per share for options granted as of September 30, 2023, $100.00 per share for options granted subsequent to September 30, 2023 but prior to our IPO and $54.00 for options granted subsequent to our IPO; (2) discount rate ranging from 4.02% to 4.98% based on the daily yield curve rates for U.S. Treasury obligations, (3) expected life ranging from 1.77 years to 6.25 years based on the simplified method (vesting plus contractual term divided by two), and (4) expected volatility ranging from 95% to 119% based on the historical volatility of comparable companies' stock.

All options issued and outstanding are being amortized over their respective vesting periods. The unrecognized compensation expense at March 31, 2024 was $3.1 million. During the year ended March 31, 2024, the Company recorded stock-based compensation - option expense of $0.6 million, of which $0.5 million was recorded in general and administrative expenses and $0.1 million was recorded in research and development expenses in the statements of operations. There was no recorded stock-based compensation - option expense for the year ended March 31, 2023.

Equity-Based Stock Warrants

On March 26, 2024, the Company issued five-year warrants to the selling agent in the Company's IPO to purchase 2,989 shares of common stock at an exercise price of $125.00. Under the fair value method, the fair value of these warrants was estimated on the grant date using the Black-Scholes option pricing model. Variables used in the Black-Scholes warrant pricing model included the following: (1) fair value of common stock on the measurement date of $100.00 per share; (2) discount rate of 4.04% based on the daily yield curve rates for U.S. Treasury obligations; (3) expected life of 5 years and (4) expected volatility of 104% based on the historical volatility of comparable companies' stock. The costs associated with these shares were reclassified to additional paid-in capital upon completion of the Company’s IPO on January 26, 2024.

The Company will periodically grant warrants to investors in connection with equity financing or to third-party service providers in exchange for services rendered. The following table summarizes the stock warrant activity for the year ended March 31, 2024:

	Warrants	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding and exercisable, March 31, 2023	328,501	$0.48	5.99	$12,982,587
Granted	83,988	4.94	—	—
Exercised**	(124,267)	0.59	—	—
Forfeited/Cancelled	(991)	30.08	—	—
Expired	—	—	—	—
Outstanding, March 31, 2024	287,231	$1.63	4.80	$17,072,147

Exercisable, March 31, 2024	286,814	$1.58	4.80	$17,063,647

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money stock.

**All exercised shares utilized the “cashless exercise” option.

The unrecognized compensation expense at March 31, 2024 was less than $0.1 million. During the year ended March 31, 2024, the Company recorded stock-based compensation - warrant expense of less than $0.1 million, respectively. There was no recorded stock-based compensation - warrant expense for the year ended March 31, 2023.

Under the fair value method, the fair value of each warrant was estimated on the grant date using the Black-Scholes option pricing model. Variables used in the Black-Scholes warrant pricing model included the following:

Range
	2023	2024
Fair value of common stock on the measurement date (per share)	—	$40.00 - to $100.00
Discount rate based on the daily yield curve rates for U.S. Treasury obligations	—	4.04% to 4.54%
Expected life	—	3 to 5 years
Expected volatility based on the historical volatility of comparable companies' stock	—	104% to 119%

Note 5 – Commitments and Contingencies

Legal Proceedings

From time to time, we may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not currently have any pending litigation to which we are a party or to which our property is subject that we believe to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

Employment Agreements

The Company has agreements with key employees to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In addition, the Company has adopted a severance policy for certain key members of executive management to provide certain benefits, including salary and other wage-related benefits, in the event of termination without cause. In total, these benefits would amount to $0.8 million using the rate of compensation in effect at March 31, 2024.

Note 6 – Related Party Transactions

The Company utilizes a consulting firm that is owned by the Company’s former Chief Financial Officer to provide accounting and financial reporting services and pays certain expenses on behalf of the Company. During the year ended March 31, 2024 and 2023, the Company incurred fees of less than $0.1 million, respectively, for these services, excluding officer compensation. As of March 31, 2024 and March 31, 2023, the Company owed the consulting firm less than $0.1 million, respectively, for services and expenses.

As of March 31, 2024, members of the Company’s management/Board and an immediate family member of the Company’s management (related party), collectively purchased $0.5 million ($0.4 million and $0.1 million, respectively) of the Bridge Offering.

On December 21, 2021, the Company entered into a perpetual, worldwide, exclusive license agreement (the “License” or “License Agreement”) with a company controlled by a significant stockholder of the Company (the “Licensee”). The License allows the Licensee to use certain intellectual property and technology related to the diagnosis and treatment of cardiovascular conditions held by the Company. Upon 90 days following the completion of an IPO or special purpose acquisition company transaction, the Licensee may enter into sublicenses of the licensed intellectual property and technology.

On July 7, 2023, the Company and the Licensee entered into an Exclusive License Termination Agreement (the “Termination Agreement”) in exchange for the issuance, upon the closing of the Company’s IPO within one year of the agreement’s execution, of a warrant to purchase shares of the Company for a variable number of shares. Upon the Company's closing of its IPO on January 29, 2024, 80,000 warrant shares were issued at $100.00 per share for a fixed value of $8.0 million. The warrants are exercisable at a price of $0.02 per share and may be exercised any time after the issuance date, subject to a beneficial ownership limitation, and expire five years from the original issuance. The warrants contain dividend rights commensurate with the holders of common stock. The warrants do not include any other stockholder rights or privileges prior to exercise.

The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of the IPO with respect to 12.5% of the shares issued and twelve months after the closing of the IPO for the remainder of the shares. In connection with the Termination Agreement, the Company agreed to register the resale of the shares of common stock. One of the Company’s directors holds a 20% interest in the company receiving the warrant.

Note 6a – Related Party Transactions

As part of the March 2023 sale of common stock for cash, three members of the Board of Directors purchased, in the aggregate, 8,125 shares of common stock for $325,000 of cash proceeds.

Note 7 – Income Taxes

The Company files U.S. federal and various U.S. state income tax returns. Due to the Company’s losses, there was no income tax expense for the years ended March 31, 2024 and 2023 (in thousands):

	March 31,		March 31,
	2024		2023
	Amount	%	Amount	%
Tax benefit at the U.S. federal statutory rate	$(3,239)	21.00%	$(418)	21.00%
Tax rate change	—	—	$—	—%
Permanent differences	1,697	(11.01)%	$—	—%
Return to provision	(69)	0.45%	$—	—%
Change in state rate	(190)	1.23%	$—	—%
State tax (net of federal benefit)	(192)	1.24%	$—	—%
Valuation allowance	1,993	(12.91)%	$418	(21.00)%
Effective income tax rate	$—	—%	$—	—%

The effective income tax rate varied from the statutory rate in 2024 primarily due to permanent differences and the increase in the valuation allowance. The effective income tax rate varied from the statutory rate in 2023 as a result of the increase in the valuation allowance.

Deferred tax assets and liabilities consist of the following (in thousands):

	March 31,	March 31,
	2024	2023
Assets related to:
Capitalized R&D costs	$602	$124
Net operating losses	2,643	1,342
Accrual to cash	72	—
Stock-based compensation	142	—
Total deferred tax assets	3,459	1,466
Valuation allowance for deferred tax assets	(3,459)	(1,466)
Net deferred tax	—	—
Net deferred tax assets	$—	$—

At March 31, 2024, the Company had U.S. federal net operating loss ("NOL") carry forwards of $11.2 million. Approximately $3.4 million of the U.S. federal NOLs will start expiring in 2034. Additionally, the Company generated a U.S. federal NOL carry forward of approximately $7.7 million post-2017 to 2024. Under the new Tax Act, post-2017 federal NOL carry forwards do not expire, but can only offset 80% of taxable income in the year the loss carry forward is used. The Company also had state NOL carry forwards of approximately $11.1 million which begin to expire in 2034.

Sections 382 and 383 of the Internal Revenue Code limit the annual use of NOL carry forwards and tax credit carry forwards, respectively, following an ownership change. NOL carry forwards may be subject to annual limitations under Internal Revenue Code Section 382 (Section 382) (or comparable provisions of state law) if certain changes in ownership were to occur. The Company is pre-revenue and has been generating net operating losses. Therefore, no NOLs are being utilized nor subject to any utilization limitations. Determination of ownership change or limitation hasn’t been calculated; however, the Company will perform the NOL limitation analysis under Section 382 before any NOLs are expected to be utilized.

The Company has recorded a full valuation allowance against its net total deferred tax assets as of March 31, 2024 and 2023 because management determined that it is not more-likely-than not that those assets will be realized. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During the year ended March 31, 2024, the valuation allowance increased by $1.9 million mainly due to additional net operating losses and capitalized R&D Costs.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. As of March 31, 2024, all of the tax years remained open to examination by the federal and state taxing authorities, for three or four years from the tax year in which net operating losses or tax credits are utilized completely.

As of March 31, 2024, the Company has no reserve for uncertain tax positions.

Note 8 – Subsequent Events

On April 1, 2024, pursuant to the provisions of the Company's 2023 Stock Plan, the shares of Common Stock underlying the Plan increased by five percent (5%) of the total number of shares of Common Stock outstanding on the March 31st immediately preceding the applicable date. This resulted in increasing the available shares of Common Stock under the Plan by 47,116.

On April 5, 2024, the Company granted 3,750 stock options to a new employee. These stock options vest in four equal annual installments.

Note 8a - Subsequent Events

The Company held its annual meeting of stockholders (the "Annual Meeting") on October 17, 2024. In that Annual Meeting, among other items, stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation (the "Amendment”) to effect the reverse stock split at a ratio in the range of 1-for-2 to 1-for-50, with such ratio to be determined in the discretion of the Company’s board of directors and with such reverse stock split to be effected at such time and date, if at all, as determined by the Company’s board of directors in its sole discretion prior to the one-year anniversary of the Annual Meeting.

Pursuant to such authority granted by the Company’s stockholders, the Company’s board of directors approved a one-for-twenty (1:20) reverse stock split (the "Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effectuate the Reverse Stock Split. The Amendment was filed with the Secretary of State of the State of Delaware and the Reverse Stock Split became effective in accordance with the terms of the Amendment at 11:59 p.m. Eastern Time on October 24, 2024 (the "Effective Time”), and the Company’s common stock opened for trading on The Nasdaq Capital Market on October 25, 2024 on a post-split basis, under the existing ticker symbol "AMIX” but with a new CUSIP number 05330T205. The Amendment provides that, at the Effective Time, every twenty shares of the Company’s issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock, without any change in par value per share, which will remain $0.001.

On November 1, 2024, the Company received notice from the Depository Trust and Clearing Corporation ("DTCC") on behalf of the brokerage firms that hold the shares of Company common stock held in “street name” that in connection with the foregoing rounding of shares the Company would need to issue 271,846 shares of common stock. Prior to the Company's required announcement regarding the Reverse Stock Split on October 22, 2024, the Company estimates there were approximately 4,800 shareholders of record. The Company does not believe the number of shares being requested is correct based on the historical number of shareholders of its common stock and is aware of similar occurrences in recent months for other companies completing a Reverse Stock Split. As such, the Company has begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, the Company does not intend to issue any shares in connection with the fractional shares being requested.

The Reverse Stock Split has been retroactively adjusted throughout these financial statements and footnotes for all periods presented, including exercise prices and share data. As a result of the Reverse Stock Split, the Company reclassified approximately $18 thousand between common stock par value and additional paid-in capital.